Exhibit 23.1


                          Independent Auditors' Consent



The Board of Directors
Henry's Marketplace, Inc.:


We consent to the inclusion of our report dated February 5, 1999, with respect to the balance sheet of Henry's Marketplace, Inc. as of December 27, 1998, and the related statements of earnings, stockholders' equity, and cash flows for the fifty-two weeks then ended, which report appears in the Form 8-K of Wild Oats Markets, Inc. dated September 27, 1999.



                                    KPMG LLP
San Diego, California
September 27, 1999